Exhibit 21


Subsidiaries of the Registrant


NAME                              JURISDICTION OF INCORPORATION

Direct Merchants Credit Card      National banking association
Bank, National Association
(d/b/a Direct Merchants Bank)

Metris Direct, Inc.               Minnesota
(d/b/a Metris Direct)

Metris Receivables, Inc.          Delaware

DMCCB, Inc.                       Minnesota